Exhibit 10.2

[Company Letter Head]

May 4, 2011

Patrick Christmas

One Corporate Woods Drive

Bridgeton, MO 63044

Dear Patrick:

Congratulations! We are excited to have you join KV Pharmaceutical Company, and look forward to your arrival on or before 06/1/2011. This letter provides you with details of your position and benefits, as well as instructions for beginning your new position at KV.

1.	Title: Vice President, General Counsel
2.	A bi-weekly salary of $11,538.46 which amounts to $300,000.00, annually.
3.	Participation in a Performance Bonus with a target of 40% of your annual salary with terms to be developed at a later date.
4.	Stock Options: Pending Board of Director approval, 40,000 Shares of KV Common Stock in accordance with the terms of the Employee Stock Option Plan.
5.	In accordance with the Company’s vacation policy, for calendar year 2011 you will be eligible for 20 days of vacation, pro-rated based upon date of hire. In the calendar year after hire you will be eligible for 20 days of vacation.
6.	Participation in company Fleet Program.
7.	Executive relocation package to be provided per Company Relocation Policy.
8.	Participation in KV’s medical, dental, disability, and life insurance plans in accordance with the terms of those Plans.
9.	Participation in KV’s Profit Sharing Plan and 401(k) Plan in accordance with the terms of those Plans.
10.	In the event that employment is terminated by the Company without Cause the Company shall pay an amount equal to one (1) times the sum of the then current Base Salary payable over a period of twelve (12) months in equal bi-weekly installments, less deductions as required by law. The company will also provide continued participation in the Company’s plans providing medical, dental, and vision insurance benefits, as applicable for the twelve (12) month period following the Termination Date.

Definition of “Cause”. “Cause” shall mean, during the Term, the occurrence of any of the following:

(1) commission of a criminal act in respect of the Executive’s employment or conviction of, or plea of guilty or no contest to, a felony;

Patrick Christmas

(2) willful misconduct, significant dishonesty, gross negligence or breach of fiduciary duty in respect of the Executive’s employment;

(3) continuing neglect or failure of the Executive to perform the duties reasonably assigned to the Executive by the Company and after notice from the Company of such neglect or failure, the Executive’s failure to cure such neglect or failure within thirty (30) days of such notice, provided that the Executive shall be provided only one thirty (30) day cure period for the same neglect or failure.

A sample of our standard Employment and Confidential Information Agreement is enclosed for you to read prior to your start date. Your employment is contingent upon the successful completion of a Company-paid drug screen and background verification which you authorized by signing the “Disclosure to Applicant and Consent to Request Consumer Report Information” form. If you have not yet received information to schedule your physical exam, please contact Traci Shatzer immediately at (314) 645-6600, so that this can be arranged.

During your orientation as a new employee you will be required to sign your Employment and Confidential Information Agreement and complete various forms, including the federal government I-9 Form. Presentation of appropriate identification documents is required in order for you to begin employment. Please refer to the enclosed list of official documents which are acceptable by the government as evidence of your identity and eligibility to work in the United States, and bring them with you on your start date.

If you have any questions on the enclosures please feel free to give me a call at: 314-645-6600. We look forward to working with you!

Sincerely,

/s/ Traci Shatzer

Traci Shatzer

Manager, Human Resources

Enclosures